Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276162

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED MARCH 28, 2024

(To prospectus supplement dated March 28, 2024 and prospectus dated February 27, 2024)

5E Advanced Materials, Inc.

This Supplement No. 1 to Prospectus Supplement (this “Supplement No. 1”) amends and supplements the information in the prospectus supplement (the “ATM Prospectus Supplement”) to the registration statement on Form S-3 (File No. 333-276162) (the “Form S-3”), filed on December 20, 2023, as amended, and effective on February 27, 2024, of 5E Advanced Materials, Inc. (“we,” “us” and “our”). This Supplement No. 1 should be read in conjunction with and is qualified in its entirety by reference to the ATM Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein. This Supplement No. 1 is not complete without and may only be delivered or utilized in connection with the ATM Prospectus Supplement and any future amendments or supplements thereto.

We filed the ATM Prospectus Supplement to register the offer and sale of up to $15,000,000 of shares of our common stock, from time to time under the terms of an Equity Distribution Agreement (the “Equity Distribution Agreement”) with Canaccord Genuity LLC and D.A. Davidson & Co. (together, the “Agents”), dated as of March 28, 2024, relating to the offer and sale of shares of our common stock. In accordance with the terms of the Equity Distribution Agreement, we could offer and sell shares of our common stock having an aggregate offering price of up to $15,000,000 at any time and from time to time through or to the Agents, acting as our agents or as principal, in sales deemed to be “at the market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “ATM Program”). On August 14, 2025, we notified the Agents we were terminating the Equity Distribution Agreement in accordance with its terms. As of August 18, 2025, we have not sold any shares of our common stock pursuant to the ATM Program.

Investing in our common stock involves a high degree of risk. You should read carefully and consider the risks referenced under “Risk Factors” beginning on page S-5 of the ATM Prospectus Supplement and the prospectus contained in the Form S-3, any related free writing prospectus and other information contained or incorporated by reference in this Supplement No. 1 and the accompanying prospectus, before making a decision to invest in our securities.

The purpose of this Supplement No. 1 is to terminate our continuous offering under the ATM Prospectus Supplement and the Equity Distribution Agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Supplement No. 1, the ATM Prospectus Supplement and the prospectus contained in the Form S-3. Any representation to the contrary is a criminal offense.

August 19, 2025